Exhibit 99.(a)(15)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated August 20, 2019 (“Trust Instrument”), the American Beacon NIS Core Plus Bond Fund and the American Beacon AHL TargetRisk Core Fund (collectively, the “Funds”), were created as new series of the Trust by resolution of the Trust’s Board of Trustees (“Board”) on March 4, 2020, and June 4, 2020, respectively.

The Funds and each of their shares of beneficial interest (“Shares”) are designated as follows:

1.	The initial classes of Shares of the Funds are designated as R6 Class Shares, Y Class Shares, A Class Shares and C Class shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, each Fund’s Registration Statement on Form N-1A (“Registration Statement”) or by resolution adopted by the Board. The Funds’ Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of the Funds and the Shares are as set forth in the Trust Instrument dated August 20, 2019 and the Amended and Restated Bylaws of the Trust dated August 20, 2019.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 17th day of August 2020.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Joseph B. Armes
Joseph B. Armes

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Brenda A. Cline
Brenda A. Cline

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Claudia A. Holz
Claudia A. Holz

/s/ Douglas A. Lindgren
Douglas A. Lindgren

/s/ Barbara J. McKenna
Barbara J. McKenna

/s/ R. Gerald Turner
R. Gerald Turner
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